UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2007

TBS INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	000-51368	98-0225954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

(441) 295-9230
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 12, 2007, TBS International Limited (the "Company"), through a wholly owned subsidiary borrowed $20.0 million under a credit facility with Credit Suisse that the Company entered into on December 7, 2007, through  two wholly owned subsidiaries (the “Credit Facility”). The Credit Facility provides for two term loans of up to $20.0 million each to finance the purchase of two vessels to be named the Arapaho Belle and the Oneida Princess.  The Arapaho Belle was delivered on November 23, 2007. The Oneida Princess is expected to be delivered by the end of January 2008.

Each of the tranches is available for drawdown through March 31, 2008, and is repayable over ten years in quarterly installments of $750,000 for the first eight quarters and $437,000 for the remaining thirty two quarters. Repayments of each tranche begin three months after delivery of each vessel. Loans under the Credit Facility are limited to 65% of the market value of the vessel at the time of initial borrowing.

Interest on borrowings under the Credit Facility is LIBOR plus 1.05% if the outstanding balance of the loan is at or below 65% of the vessels' market value or 1.20% if the outstanding balance of the loan is above 65% of the vessels' market value. Interest is payable quarterly in arrears. Up to 50% of the outstanding borrowing under the Credit Facility   must have a fixed interest rate, which may be achieved by use of hedging instruments.

The Credit Facility contains financial covenants similar to the financial covenants contained in the syndicated credit agreement with the Bank of America dated July 31, 2006, including maintaining: .

•
Tangible Net Worth, as defined in the agreement, of not less than $170.0 million plus 75% of cumulative quarterly net income earned after the quarter ended June 30, 2006 and 100% of proceeds of any equity securities issued by the Company on or after the date of the agreement;

•
Minimum Cash Liquidity defined as cash and cash equivalents balance plus Availability under the Credit facility with Bank of America in an average daily amount during each calendar month of not less than $10.0 million.  The “Availability” under the Bank of America Credit Facility is defined as the lesser of the amount available under the Revolving Credit Facility with Bank of America or 60% of the Fair Market Value of the vessels minus the aggregate amount of all outstanding loans and all letter of credit obligations with Bank of America;

•
Consolidated Leverage Ratio defined as total funded debt, excluding Permitted New Vessel Construction Indebtedness of $75.0 million, to earnings before interest, taxes, depreciation and amortization or EBITDA, as defined in the agreement, for any period of four fiscal quarters of not less than 2.50 to 1.00; and

•	Fixed Charge Coverage Ratio based on EBITDA of not less than 1.40 to 1.00 through September 30, 2007 and 1.50 to 1.00 at December 31, 2007 and each fiscal quarter thereafter.

The covenants to the Credit Facility also require that the Company’s overall leverage not exceed 75% of the current market value of its assets.

The Credit Facility also contains standard covenants requiring the Company, among other things, to maintain the vessels when delivered, comply with all applicable laws, keep proper books and records, preserve its corporate existence, maintain insurance, and pay taxes in a timely manner.  Further, the fair market value of the vessels subject to the mortgage must be at least 125% of the outstanding loan amount. Additionally, the borrowing subsidiaries must maintain a $200,000 account with Credit Suisse throughout the term of the agreement.

Events of default under the Credit Facility include, among other things:

•	any failure to pay principal thereunder when due or to pay interest or fees on the due date;
•	default in the performance or observation of any covenants;
•	material misrepresentations;
•	default under other indebtedness;
•	any event of insolvency or bankruptcy;
•	default under the Credit Facility

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL LIMITED

Date: December 14, 2007	By:	/s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer